Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE

TULSA, Okla.—(BUSINESS WIRE) - July 20, 2015 — Midstates Petroleum Company, Inc. (NYSE:MPO) (the “Company”)  announced today that it had received notification on July 16, 2015, from the New York Stock Exchange (“NYSE”) that the price of the Company’s common stock has fallen below the NYSE’s continued listing standard.  The NYSE requires that the average closing price of a listed company’s common stock not be less than $1.00 per share for a period of over 30 consecutive trading days.

Under NYSE rules, the Company can avoid delisting if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, the Company’s common stock price per share and 30 trading-day average share price is at least $1.00.  During this period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.  On July 15, 2015, the Company announced a 1-for-10 reverse stock split of the Company’s common stock which will be effective as of the close of business on August 3, 2015.  The Company anticipates that when completed, the reverse stock split will cure the deficiency and return compliance with the NYSE continued listing requirement.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com